Exhibit 14.1
                                                                    ------------


                                     ENZON
                                PHARMACEUTICALS


                      Code of Conduct and Corporate Values
                      ------------------------------------

                                           People
                                                 Passion
                                                      Performance
                                                            Pride
                                                                Promises
















Enzon Pharmaceuticals, Inc. reserves the right to modify any policy, procedure or condition of employment at any time without notice and without revision of Enzon's Code of Business Conduct. The contents of Enzon's Code of Conduct do not constitute the terms of a contract of employment. Employment at Enzon is on an at-will basis. This Code of Conduct is not a legal document and is for informational purposes only. The on-line version of the Code of Conduct is accessible through the Company's internet portal and supersedes all printed versions.
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                                     ENZON
                                PHARMACEUTICALS


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
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                                      Index

Message from the Chairman, President, and CEO                                                            2

Section 1.              Introduction                                                                     2
                        General Overview                                                                 2
                        Purpose of our Code of Conduct                                                   3
                        Implementation of our Code of Conduct and Points of Contact                      3
                        Corporate Values                                                                 5

Section II.             Conflicts of Interest                                                            6

Section III.            Safeguarding and Use of Company Assets                                           8
                        Use of Company Property                                                          8
                        Confidential Information                                                         8
                        Accurate Records and Reporting                                                   9
                        Document Retention                                                              10
                        Corporate Advances                                                              11

Section IV.             Fair Dealing with Customers, Suppliers, and Competitors                         12
                        Business Gifts and Entertainment                                                12
                        Unfair Competition                                                              13
                        Antitrust Concerns                                                              14
                        Unfair Practices in International Business                                      15

Section V.              Government Relations                                                            16
                        Government Procurement                                                          16
                        Payments to Officials                                                           16
                        Political Contributions                                                         16

Section VI.             Compliance with Laws, Rules, and Regulations                                    17
                        Insider Trading Policy                                                          17
                        Equal Employment Opportunity                                                    18
                        Sexual Harassment Policy                                                        18
                        Health, Safety, and Environment Laws                                            18
                        Regulatory Compliance                                                           19
                        Health Care Regulations                                                         19

Section VII.            Reporting Violations under the Code                                             22
                        Non-retaliation Policy                                                          22
                        Waiver Procedures                                                               22

Section VIII.           Frequently Asked Questions                                                      24

Section IX.             Agreement to Comply                                                             27

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Dear Colleagues:

One of Enzon's most valuable assets is our reputation as a company. Reputations are earned through a long term commitment to excellence across all aspects of an organization. This commitment calls for us to adhere to the highest of ethical standards -- acting honestly and with integrity in all that we do.

This Code of Conduct was designed to help us all better understand the extent of our ethical obligation to Enzon, our corporate values, and all of the people who rely on our business and our products. It describes how we should act when faced with difficult situations and where we can turn with questions or concerns when it is not clear how to handle a situation.

This Code applies to all of us - officers, directors, and both full- and part-time employees, as well as external consultants and company affiliates who conduct business on behalf of Enzon. I assure you I am personally committed to upholding this Code across all of Enzon's operations, as is our Board of Directors. I am confident that each of you will recognize and share our commitment.

It is our aim to create an organization that is responsive to the ideas and suggestions of its employees and other stakeholders. We encourage open communication within and across all functions of the Company. Through open communication, we will resolve many of the questions that you may have. The Code of Conduct is intended to provide a framework for decision-making on behalf of the Company, and provide an outlet for sharing an opinion, even if it is unpopular, when it is in the Company's best interest.

It is important that you read this Code carefully. If you do not understand something, we urge you to ask questions. Each of us must be an advocate of this Code and be personally dedicated to upholding the principles contained within it each and every day. Our long-term success as a company will largely be driven by the values and conviction of the people who work here -- honest and accountable people who are committed to executing with passion, performing beyond expectations, taking pride in all that we do, and delivering on our promises.

Sincerely,

Jeffrey H. Buchalter
Chairman, President, and Chief Executive Officer

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Section I.        Introduction

General Overview

Enzon's Corporate Code of Conduct is intended to provide us with a clear understanding of the principles of business conduct and ethics that are expected of us. The standards set forth in the Code apply to every Director, full- and part-time employee, consultant and affiliate who is conducting business on behalf of Enzon.

Many of the standards outlined in this Code will be familiar to you, as they reflect the fundamental values of fairness and integrity that are a part of our daily lives. Applying these standards to our business lives is an extension of our values by which we are known as individuals and by which we want to be known as a company.

Not only is it our responsibility to conduct ourselves in an ethical business manner, we also have a responsibility to ensure that others do the same. If you know or suspect an abuse of the Code, you have an obligation to report that violation. Under no circumstance will Enzon take any negative action against you for choosing to report a violation. You can report violations to our Chief Compliance Officer by calling our Code of Conduct Hotline 866-258-5601. When you call the Code of Conduct Hotline, you will be requested to provide details of the incident or practices you wish to report. You may make your report anonymously or confidentially, however we do prefer that individuals that make a report do identify themselves, as follow-up calls may be necessary in order to conduct a careful investigation. Additional details on the Company's non-retaliation policy are included in Section VII, "Reporting Violations under the Code - Non-retaliation Policy."

The most important thing to remember is that the ultimate responsibility for maintaining this Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to Enzon and ourselves.

We are obligated to acknowledge that we have reviewed Enzon's Corporate
Code of Conduct and agree to abide by its provisions. If we violate the standards of the Code, we can expect a disciplinary response, which may include termination as well as possible other legal actions.

While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. However, no set of guidelines can cover all situations that we may encounter when conducting business. When in doubt, some simple questions you may ask yourself are:

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o    What will the consequences of my action be? Who will my actions help and who will they hurt? What will the short- and long-term impacts be?

o How does my action measure up against basic moral principles like honesty, fairness, and equality?

o    Is my action legal?

o Would I feel comfortable openly discussing my action with others, such as my superiors, co-workers, family or in the media?

Additionally, if any situation confronts you that causes you to be unclear about how to act, we urge you to consult Enzon's Chief Compliance Officer.

The provisions of the Code regarding the actions that employees of Enzon should take are guidelines that the Company intends to follow.

Purpose of our Code of Conduct

This Code will help us to be honest, fair, and accountable in all of our business dealings and obligations, and to ensure:

o The ethical handling of conflicts of interest between personal and professional relationships;

o Full, fair, accurate, timely, and understandable disclosures in the reports filed with the Securities and Exchange Commission (SEC), as well as all other communications made by the Company; and

o    Compliance with applicable governmental laws, rules, and regulations.

Implementation of our Code of Conduct and Points of Contact

Enzon has attempted to design procedures that ensure maximum confidentiality, anonymity, and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Enzon's Board of Directors has appointed a Chief Compliance Officer to administer, update, and enforce the Code. Ultimately, Enzon's Board of Directors must ensure that the appointed Chief Compliance Officer fulfills his responsibilities.

The Chief Compliance Officer has overall responsibility for overseeing the implementation of this Code, with specific responsibilities as follows:

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o    Developing the Code based on legal requirements, regulations, and ethical considerations that are raised in Enzon's operations;

o Ensuring that the Code is distributed and its principles are acknowledged by all individuals it is applicable to;

o Working with Enzon's Audit Committee to provide a reporting mechanism for reporting suspected violations of the Code, as well as suspected violations of federal securities or anti-fraud laws, accounting issues, or any federal law relating to fraud against shareholders;

o    Implementing a training program relating to the Code;

o    Auditing and assessing compliance success with the Code;

o Serving as a point of contact for reporting violations and asking questions under the Code; and

o Revising and updating the Code as necessary to respond to more clarity in the descriptions and changes in the law.

The Chief Compliance Officer will provide a summary of all known violations of the Code to the Board of Directors or a committee thereof at each regular meeting, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept as confidential as practicable under the circumstances.

Contact information for Enzon's Chief Compliance Officer is as follows:

                                  Craig Tooman
                                Tel: 866-258-5601

Additionally, Enzon has also retained a third-party reporting service, shareholder.com, to operate a hotline that each of us may contact to report any suspected violations of the Code, federal securities or anti-fraud laws, accounting issues, or any federal law relating to fraud against shareholders. We may also report to this service any other concerns we may have with respect to Enzon's business or operations. Reports can be made on a completely anonymous and confidential basis. The Hotline is accessible 24 hours a day, 7 days a week at the following toll-free number, e-mail and internet address:

                             Toll free: 866-276-2949
                           E-mail: enzn@openboard.info
                    Internet: http://www.openboard.info/enzn/


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Corporate Values

The people of Enzon are committed to the development and commercialization of therapeutics to treat life-threatening diseases. Our commitment is driven by our corporate values, which focus on five key elements that we believe are essential to the success of our business -- people, passion, performance, pride, and a steadfast commitment to delivering on our promises. These values describe who we are, how we conduct ourselves, and are founded upon a corporate commitment to excellence.

People

We recognize that the people who work here are the foundation of our business. We are dedicated to cultivating an environment that attracts, motivates, and develops individuals who are committed to playing an active role in our success as a company. We respect the importance of the individual but also recognize the remarkable potential and strength of a unified team.

Passion

We are passionate about advancing our common goal of bringing innovative products to the marketplace to improve patient care. We have a "can do" attitude and believe in making possibilities realities. We believe in ourselves, believe in Enzon's potential, and want to be a major part of maximizing that potential.

Performance

We strive for our performance to exceed the expectations of everyone we deal with in our jobs - both internally and externally. We take initiative to work independently and together to seize opportunities, seek solutions, and face challenges.

Pride

We take pride in maintaining high standards of quality in all that we do. We are dedicated to the people who depend on our business and our products.

Promises

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We believe that promises that are made must be delivered -- as the success of our business rests upon our trustworthiness. We are honest and accountable for our actions.

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Section II.       Conflicts of Interest

A conflict of interest is any situation that may involve, or even appear to involve, a conflict between our personal interests and the interests of Enzon. We have an obligation to exclude personal advantage in all of our dealings with current or potential customers, suppliers, contractors, shareholders, and competitors and always act in the best interests of Enzon.

Avoiding conflicts of interest does not preclude us from making personal investments in, or being friendly with, the people that we interact with while performing our duties, but it does require that we always act in the best interests of Enzon. We are obligated to avoid any personal interests or relationships that may interfere with, or even just appear to interfere with, our ability to do so.

The following describes activities that could represent an actual or perceived conflict of interest, and we are obligated to avoid these or similar activities. Certain of these activities refer to immediate family members, who include our spouses, parents, children, siblings, and in-laws; however, any relationship that may influence your objectivity or even create the appearance of impropriety requires that you first obtain approval from the Chief Compliance Officer prior to proceeding.

o Neither we, nor any member of our immediate family, shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with Enzon or which is a competitor of Enzon. A significant financial interest is deemed to be a passive interest of greater than 1% in a publicly traded company or sufficiently large enough to create an appearance of a conflict of interest.

o Neither we, nor any member of our immediate family, shall conduct a significant amount of business on behalf of Enzon with an outside enterprise which does or seeks to do business with Enzon, if one of our immediate family members is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between Enzon and the enterprise.

o Neither we, nor any member of our immediate family, may serve as a director, officer, or in any other management or consulting capacity unless specifically approved in writing by the Board of Directors.

o We may not use any Company property or information or our position at Enzon for personal gain.

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o    We may not engage in activities that are competitive with those in which
     Enzon is engaged.

o We may not divert a business opportunity from Enzon for our own benefit. If we become aware of an opportunity to acquire or profit from a business opportunity or investment in which Enzon is or may become involved, or in which Enzon may have an existing interest, we should disclose the relevant facts to the Chief Compliance Officer. We may proceed to take advantage of such opportunity only if Enzon is unwilling or unable to take advantage of such opportunity as verified in writing by the Chief Compliance Officer.

o We may not receive any loan or advance from Enzon, or be the beneficiary of a guarantee by Enzon of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Chief Compliance Officer. For additional information on permitted corporate advances, see Section III "Safeguarding and Use of Company Assets -- Corporate Advances."

Should we become aware of any situation that may involve a conflict of interest, including those activities specifically listed above, we are obligated to notify the Chief Compliance Officer (employee disclosures) or Chairman of the Board (board member disclosures). Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

In addition, the Audit Committee of the Board of Directors will review and approve, in advance, all related-party transactions, as required by the Securities and Exchange Commission, the NASDAQ Stock Market, or any other regulatory body to which Enzon is subject.

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Section III.      Safeguarding and Use of Company Assets

Proper protection and use of Enzon's assets and assets entrusted to it by others, including proprietary information, is our fundamental responsibility. We must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of Enzon's property also apply to property of others entrusted to Enzon (including proprietary and confidential information).

Use of Company Property

The removal of Company property from Enzon's facilities is prohibited, unless authorized by our supervisors in order to conduct Enzon business at an off-site location, such as when we attend a meeting or make a presentation. This applies to furnishings, equipment, and supplies, as well as property created or obtained by Enzon for our exclusive use, such as, client and patient lists, files, personnel information, reference materials and reports, computer software, data processing programs, and databases. Neither original nor copies of these materials may be used for purposes other than to conduct Enzon business and may not be removed from the Company's premises without authorization by our supervisors. Highly sensitive and confidential material should only be removed from Enzon's facilities when it is deemed to be absolutely necessary in order to efficiently conduct business on behalf of the Company and has been approved by our supervisors.

Enzon's products and services are its property; contributions made by any of us to their development and implementation are the property of Enzon and remain the property of Enzon even subsequent to the termination of any of our employment or directorship.

We have an obligation to use the time for which we receive compensation from Enzon productively, and work hours should be largely devoted only to those activities that are directly related to Enzon's business, except to the extent that the Chief Executive Officer and/or Board of Directors has approved such activity and this other business activity does not conflict or interfere with the full performance of your duties as an employee of the Company.

Confidential Information

We are often provided with confidential information relating to Enzon and its business with the understanding that such information is to be held in confidence and not communicated to anyone, including co-workers, who are not authorized to see it, except as may be required by law. The types of information that we must safeguard include, but are not limited to, results of clinical trials, unannounced products and/or contracts, marketing plans, sales data, pricing information and strategies, significant projects, customer and supplier lists, patents, information regarding potential business development opportunities, patent applications, trade secrets, manufacturing techniques, and sensitive financial information, whether in electronic or conventional format. These are all costly, valuable resources developed for the exclusive benefit of Enzon. We shall not disclose Enzon's confidential information to an unauthorized third party or use Enzon's confidential information for our own personal benefit. The loss of confidential information through inadvertent or improper disclosure could be harmful to the Company. Never provide confidential information to outsiders without having a written form approved by the Legal Department. Do not discuss confidential information in public places where others may overhear. Be careful when using the fax machine, e-mail and other forms of electronic communication to make sure the information is not inadvertently sent to the wrong party.

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Employees and agents of the Company are required to sign agreements of their obligation not to disclose the Company's confidential or proprietary information while employed and after they leave the Company. The loyalty, integrity, and sound judgment of employees both on and off the job are essential for protection of our information.

Accurate Records and Reporting

Under law, Enzon is required to keep books, records, and accounts that accurately and fairly reflect all transactions, dispositions of assets, and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations, and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All of Enzon's reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of Enzon, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of Enzon. No payment on behalf of Enzon may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital expenditures) and improper acceleration or deferrals of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

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Enzon has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within Enzon includes written policies and procedures, budgetary controls, supervisory review and monitoring and various other checks and balances, and safeguards, such as password protection for access to certain computer systems or files.

Enzon has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by Enzon in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the Securities and Exchange Commission's rules and forms.

We are expected to be familiar with, and to adhere strictly to these internal controls and disclosure controls and procedures.

Responsibilities for compliance with these internal controls and disclosure controls and procedures rests with all of us involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing, and reporting of transactions and other information required by periodic reports filed with the SEC. Because the integrity of Enzon's external reports to shareholders and the SEC depend on the integrity of Enzon's internal reports and record-keeping, all of us must adhere to the highest standards of care with respect to our internal records and reporting. Enzon is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports required by the SEC and we are expected to work diligently toward that goal.

If we believe that Enzon's books and records are not in accord with these requirements we should immediately report the matter to the Chief Compliance Officer. Enzon has adopted explicit non-retaliation policies with respect to these matters that are described in Section VII "Reporting Violations Under the Code - Non-retaliation Policy."

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Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and Enzon's business needs, we must maintain records in accordance with Enzon's Document Retention Policy, which has been distributed and is also available from the Legal department or via our e-portal.

In addition, we may not discard, conceal, falsify, alter, or otherwise make unavailable any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit once we have become aware of its existence. We must handle any such records in accordance with the procedures outlined in Enzon's Document Retention Policy.

When we have doubt regarding retention of any record, we must not discard or alter the record in question and should seek guidance from the Chief Compliance Officer or a member of the Senior Leadership Team. We should direct all questions regarding Enzon's Document Retention Policy and related procedures to the Legal Department.


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Corporate Advances

Under law, we may not receive a loan from Enzon except in limited circumstances. Additionally, we are not permitted to advance Enzon funds to any other individual covered by this Code except for usual and customary business advances for legitimate corporate purposes that are approved by an appropriate supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes. Any corporate advance made in an amount that exceeds $5,000 is to be approved in advance by the Compliance Officer for employees and by the Board of Directors for directors.

We should use our corporate credit card only for authorized, legitimate business purposes, and we are responsible for any unauthorized charges to any corporate credit card.

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Section IV.       Fair Dealing with Customers, Suppliers, and Competitors

Enzon does not seek to gain any advantage through the improper use of favors or other inducements. We must exercise good judgment and moderation to avoid misinterpretation or adversely affecting Enzon's reputation. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee's conduct is strictly prohibited.

In addition to our dealings with customers, suppliers, competitors, we must also adhere to strict guidelines when dealing with government agencies. Section V, Government Relations, includes a detailed discussion on our dealings with both foreign and domestic government agencies.

Business Gifts and Entertainment

From time to time, Enzon may provide business courtesies, or allow employees to accept business courtesies, to aid in building legitimate business relationships. Business courtesies include any gift, meal, service, entertainment, reimbursement, loan, favor, or anything else of value.

When we make decisions on behalf of Enzon, those decisions must be free from undue influence; therefore we should not provide or receive any business amenities when doing so may create the appearance of undue influence. This restriction is applicable to courtesies given to or received from representatives of current or potential customers, channel partners, suppliers, other business partners and competitors, as well as their families, your immediate family, and others with whom you or they have close personal relationships.

We, as well as members of our immediate families may not accept gifts, favors, entertainment or other inducements from any individual or organization that does or seeks to do business with or is a competitor of Enzon, except those that are common courtesies and are associated with customary business practices. A good rule of thumb for identifying promotional items are those items a company would use as a means of advertising or introducing themselves to a new relationship and would typically include a corporate logo, examples are promotional pens, baseball hats or portfolios. If the gift is of more than token value, we must gain approval from the Chief Compliance Officer prior to accepting the gift.

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When dealing with suppliers, if we feel any gift may unduly influence or make us feel obligated to "pay back" the other party with Enzon business or otherwise, then it would be unacceptable for us to accept the gift.

Business meals and entertainment should be consistent with accepted business practices, not extravagant in nature, and for the express purpose of fostering or maintaining a business relationship. Whether we are providing or receiving a business meal or entertainment, a representative from both Enzon and the other company must be present.

We may not accept travel from any source outside Enzon or provide travel to representatives of our current or potential customers, partners, suppliers, other business partners or competitors without written approval from the Chief Compliance Officer.

Certain local customs or other exceptional circumstances may call for an exchange of gifts having more than nominal value as part of a business relationship. We may provide or accept such gifts only with written approval from the Chief Compliance Officer, unless such gifts are prohibited by anti-corruption regulations. If such a gift is received, we are to turn the gift over to Enzon's Human Resources Department for appropriate disposition, such as corporate or department use or a charitable donation.

It is never acceptable for us to provide or accept a gift that is in the form of cash or cash equivalent.

If we are uncertain as to whether we should provide or accept a gift, we should discuss the situation with the Chief Compliance Officer.

Additionally, special restrictions and considerations apply when we are dealing with government agencies. For a discussion specific to dealing with government agencies please see Section V "Government Relations."

Unfair Competition

While the free enterprise system is based upon competition, there are defined rules that state what can and cannot be done in a competitive environment. The practices discussed below can lead to liability for "unfair competition." These practices are a violation of the Code and should be avoided.

Disparagement of Competitors

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While it is not illegal to point out weaknesses in a competitor's service, product or operation, we must exercise caution so we do not misrepresent their businesses. We should not spread false rumors or discuss unverified stories about Enzon's competitors.

Disrupting a Competitor's Business

We are not permitted to participate in actions that would disrupt the business of any of Enzon's competitors. Activities such as visiting a competitor's place of business and posing as a prospective customer or bribing or enticing a competitor's employees to obtain information or secrets are strictly prohibited.


Misrepresentations of Price and Product

Lies or misrepresentations about the nature, quality or character of Enzon's services and products are both illegal and in violation of the Code. We may only describe our services and products based on documented specifications and never through unverified information or our individual beliefs.

Antitrust Concerns

Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Corporate decisions that involve customers, competitors, and business planning with respect to output, sales, and pricing are likely to raise antitrust issues. Our compliance with antitrust laws is in the best interests of the public, the business community, and Enzon.

The failure to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time-consuming. Additionally, violations of antitrust laws can subject both individuals and companies to injunctions, damages, and fines. Criminal penalties may also be imposed, and individual employees or board members can receive heavy fines or even be imprisoned. For this reason, each of us is urged to take antitrust compliance very seriously regardless of our level.

Dealing with Competitors

A primary focus of antitrust laws is on dealings between competitors. The law does not permit competitors to agree among themselves to fix or control prices or the supply of products, technologies, or services. To avoid even the appearance of collusion with our competitors we should not engage in communications with a competitor about price, pricing policies, bids, costs, discounts, promotions, sale terms, credit terms, freight charges, or royalties.

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In all of our interactions with actual or potential competitors we must never agree or even engage in conversations that may give the impression that we are agreeing to:

o    Dividing or allocating sales territories or customers;

o    Controlling the supply of a product; or

o    Not buying from or selling to particular individuals or firms.

These examples are not all-inclusive. If a competitor approaches us about an agreement that appears questionable or asks us to share information about Enzon's business practices, we should immediately inform the Chief Compliance Officer.

Antitrust laws also focus on how a company deals with its customers, suppliers, contractors, and other third parties. The following practices could raise issues and we should always consult with the Chief Compliance Officer before doing any of the following:

o    Refuse to sell to any customer(s) or prospective customer(s);

o Enter into a new distribution or supply agreement that differs in any respect from those previously approved;

o Condition a sale on the customer's purchasing of another product or service, or on not purchasing the product of a competitor;

o Agree with a customer on a minimum or maximum resale price for Enzon's products;

o Impose restrictions on the geographic area to which Enzon's customers may resell the Company's products;

o Require a supplier to purchase products from Enzon as a condition of Enzon purchasing products from that supplier;

o    Enter into an exclusive dealing arrangement with a supplier or customer;

o Offer different prices, terms, services or allowances to Enzon customers who compete or whose customers compete.

If Enzon has a dominant position or potentially dominant position with respect to a particular product or market, we must follow especially rigorous standards of conduct. In these circumstances we should consult with the Chief Compliance Officer before selling at unreasonably low prices or engaging in any bundling practices. We should also keep the Chief Compliance Officer fully informed of any competitive strategies in any areas where Enzon has a dominant or potentially dominant market position.

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

Lastly, we should immediately inform the Chief Compliance Officer if local, state, or federal law enforcement officials request information that concerns Enzon's operations.

Unfair Practices in International Business

The Foreign Corrupt Practices Act (FCPA) prohibits us from making certain gifts to foreign officials. Foreign officials include not only those individuals that act in an official capacity on behalf of a foreign government, but also representatives of international organizations, foreign political parties, and candidates for foreign public office. The FCPA considers a gift "corrupt" if it is made for the purpose of:

o Influencing any act or decision of a foreign official in his official capacity;

o Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

o Inducing a foreign official to use his position to affect any decision of the government; or

o    Inducing a foreign official to secure any "improper advantage."

A gift is still "corrupt" even when paid through an intermediary, including a consultant or agent. We should direct any of our questions as to whether a particular gift might be "corrupt" under the FCPA to the Chief Compliance Officer.

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

Section V.        Government Relations

We must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

Government Procurement

The U.S. government and many state and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to Enzon's most favored commercial customers and that there is full and open competition in contracting.

When selling our products, technologies or services to government procurement agencies, Enzon is accountable for complying with all applicable procurement laws, regulations, and requirements. Certifications to, and contracts with, government agencies are to be signed by an employee authorized by the Chief Compliance Officer to sign such documents, based upon knowledge that all requirements have been fully satisfied.

Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

Political Contributions

The Company may make lawful expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and reviewed and approved in advance by the Chief Compliance Officer, the formation and operation of a political action committee. Enzon funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government.

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

Section VI.       Compliance with Laws, Rules, and Regulations

Insider Trading Policy

Enzon expressly forbids trading on material non-public information or communicating material non-public information to others in violation of the law. Additionally, all insiders are prohibited from discussing material, non-public company matters or developments with anyone outside of Enzon (including family members, relatives or friends). The concept of who is an "insider" is broad. It includes officers, directors, and employees of a Company. In addition, a person can be a "temporary insider" if he or she enters a special confidential relationship in the conduct of a Company's affairs and as a result is given access to information solely for Enzon's purpose. A temporary insider can include, among others, our investment advisors, agents, attorneys, accountants, and bankers, as well as the employees of those organizations. You can also become a temporary insider of another company with which Enzon has a contractual relationship, such as our partners.

Trading on insider information involves potential liability if the information is material. Under the federal securities laws, information is material if its disclosure is likely to have an impact on the price of a security, or if reasonable investors would want to know the information before making an investment decision. In other words, information is material if it would alter significantly the total mix of information available regarding the security. Both positive and negative information can be material, as well as information that forecasts whether an event may or may not occur.

Examples of material information about Enzon include, but are not limited to:

o    Announcements of earnings or losses;

o A change in Enzon's earnings forecast or the fact that actual results vary from the forecast;

o    The launch of a new product or business;

o    Status and specifics on clinical trials;

o A pending or prospective merger, acquisition, licensing agreement, or tender offer;

o Internal financial or business projections, estimates, or assumptions that may pertain to sales, expenses, earnings or losses, and product regulatory approvals, or rejections;

o    The sale of significant assets or a significant subsidiary;

o    The gain or loss of a substantial customer or supplier; and

o    Changes in senior management.

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

While it is impossible to provide an all-inclusive definition or list of what constitutes material information, a good rule to follow is whether the information would make you more or less likely to buy or sell your investment. If you are questioning whether particular information is material or not material, you should assume the information is material and resolve your question through an inquiry to the Chief Compliance Officer.

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

All insiders of Enzon should be familiar with and abide by our Insider Trading and Tipping Policy. A copy of the policy is available from the Human Resources Department or the Company's internet portal.

Equal Employment Opportunity

We make employment-related decisions without regard to a person's race, color, religious creed, age, sex, sexual orientation, marital status, national origin, citizenship, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person's ability to perform his or her job. "Employment decisions" generally mean decisions relating to hiring, recruiting, training, promoting, and compensating, but the term may encompass other employment actions as well.

We encourage you to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Human Resources Department at (908)541-8880.

Sexual Harassment Policy

We are committed to maintaining a mutually respectful work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, Enzon will not tolerate sexual harassment in our workplace by anyone, including any supervisor, co-worker, vendor, client, customer, or partner, whether in the workplace, at assignments outside the workplace, at our sponsored social functions or elsewhere.

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

You should be familiar with and abide by the Company's "Non-Harassment
Policy." A copy of this policy is included within our employee manual and is available from the Human Resources Department or the Company's internet portal.

Health, Safety, and Environmental Laws

Health, safety, and environmental responsibilities are fundamental to Enzon's corporate values. You are responsible for ensuring that Enzon complies with all provisions of the health, safety, and environmental laws of the United States and in other countries where we do business.

The penalties that can be imposed against Enzon and/or you for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

Regulatory Compliance

We are committed to maintaining an excellent record and reputation for quality and for compliance with regulatory requirements. Through continuous attention to regulatory compliance and a consistent record of good performance, we build credibility and gain the confidence of regulatory agencies, our customers, and the public.

As an employee of Enzon, you must operate in full compliance with all regulations governing research, development, manufacturing, and sale of our products. This includes current Good Laboratory Practices (GLP), Good Manufacturing Practices (GMP), and Good Clinical Practice (GCP), and all Standard Operating Procedures (SOPs) established by the Company. The quality and integrity of our science, data, reports, and records is vital to our success.

Health Care Regulations

Sales and Marketing Practices

Building trust among our customers and peers is critical to our success. To earn that trust, we are committed to provide accurate information to physicians and patients that is supported by scientific evidence, and, in every context, presented honestly and fairly. In your marketing effort or as part of medical information activities, you are prohibited from:

o Using false or misleading information or making any other form of misrepresentation

o    Overstating the efficacy of Enzon's products

o Downplaying or misrepresenting the risks associated with our products or safety information

o Using materials or messages that have not been approved under relevant Company procedures

You are also responsible for abiding by the laws and regulations that apply to advertising and promoting our products, including rules of regulatory authorities such as the United States Food and Drugs Administration or FDA. We must never promote our products for uses other than those that are addressed or otherwise approved by the FDA in the product's label.

Product Experience Disclosure

You are obligated to inform the Company of any adverse reactions to our products when you become aware of them. For more information about your obligation in this area you should consult with our Regulatory department. Interaction with Healthcare Professionals and Related Regulations

As a healthcare provider, we are regulated under federal and state laws.
Enzon is committed to full compliance with federal and state laws, including laws prohibiting fraud and abuse, such as the Stark Law, false claim laws, the Federal Anti-Kickback Statute and anti-kickback laws in states in which Enzon operates.

The Federal Anti-Kickback statute prohibits the knowing and willful payment of remuneration to a physician, hospital or other source by a provider of healthcare products or services with the intent to induce the physician, hospital or other source to refer patients to the provider and/or influence others in making such referrals. There are certain "safe harbor" exceptions to this statute; however their application is very complicated. A violation of the Federal Anti-Kickback Statute can result in severe penalties, including criminal conviction, fines, and exclusion from Medicare and Medicaid programs.

A federal statute similar to the Federal Anti-Kickback Statute is the Stark
Law. The Stark Law prohibits physicians who have certain financial relationships with healthcare entities from ordering designated health services for their patients from such entities. Certain safe harbor provisions exist, but are complicated in their application. A violation of the Stark Law can result in denial of payment and civil monetary penalties.

States in which Enzon operates may also have anti-kickback laws.

Federal and state laws also contain numerous provisions prohibiting the submission of claims that are false or fraudulent. Claims that (i) provide misleading or incomplete information to customers regarding healthcare products or services, (ii) fail to include proper documentation or show a failure to obtain proper diagnosis information, and (iii) bill for services not rendered, coded improperly or otherwise not rendered in the manner required, have resulted in penalties to providers under false claims statues. A violation of a false claims statute can result in severe consequences including criminal conviction.

In response to anti-kickback laws, the Pharmaceutical Research and Manufacturers of America (PhRMA), which represent the country's leading research-based pharmaceutical and biotechnology companies, adopted the PhRMA Code. The PhRMA Code is a voluntary code of conduct for interactions with healthcare professionals. Enzon has adopted the PhRMA Code as Company policy in the United States. The PhRMA Code limits gifts, entertainment, and certain other activities between Company employees and healthcare professionals. The PhRMA Code also addresses topics such as continuing educations, consulting, and speaker arrangements. If you are in involved in marketing and selling activities at Enzon in the U.S., you must read, understand, and apply the PhRMA Code. The PhRMA Code is accessible through the Company's internet portal.

As the application of federal and state anti-kickback and false claims laws is very complicated and nuanced, it is imperative that if you have questions about the application of these laws or the PhRMA Code you contact the Legal Department for guidance in advance of taking any action.

Patient Privacy

During the course of our business activities we may have the opportunity to access a person's medical records or medical or other personal information. This information is entrusted to us with the understanding that it will be kept confidential. You must guard the confidentiality of all personal information, including medical information, to which you have access. Disclosure and use of such information must be consistent with the Company's confidentiality policies. For more information please contact the Legal department.

Competitive Information

You must never use or ask any illegal or unethical methods to gather competitive information on products that compete with Enzon's products. Examples include: misrepresentation, deception, theft, spying or bribery. You are free to gather information about companies from public sources, such as their website, published articles, and other lawful means.

Section VII.      Reporting Violations under the Code

If you have any information or knowledge regarding the existence of any violation or suspected violation of the Code, you have a duty to report the violation or suspected violation to the Chief Compliance Officer. The failure to report suspected or actual violations is a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action. We are committed to keep reports confidential to the fullest extent practicable under the circumstances.

Non-Retaliation Policy

If you report a violation or suspected violation under the Code by Enzon or agents acting on behalf of Enzon you may not be fired, demoted, reprimanded or otherwise harmed.

Additionally, if you report a violation or suspected violation of the Code, which you reasonable believe constitutes a violation of local, state or federal statute to a local, state or federal statute by Enzon or agents acting on behalf of Enzon, to a local, state or federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in terms and conditions of your employment because of reporting the violation or suspected violation.


Waiver Procedures

We encourage you to consult with the Chief Compliance Officer about any uncertainty or questions you may have about the Code. There may be circumstances that in the Company's judgment require different measures or actions. In such cases, the Company may act accordingly while still attempting to fulfill the principles underlying the Code.

If any situation arises where a course of action would likely result in a violation of the Code, but for which you think a valid reason for the course of action exists, you should contact the Chief Compliance Officer to obtain a waiver prior to the taking the action. No waivers will be granted after the fact for actions already taken. Except as noted below, the Chief Compliance Officer will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in this Code should be granted. If the Compliance Officer denies the request for a waiver, the waiver will not be granted and you may not pursue the intended course of action.

Waiver Procedures for Executive Officers and Directors

Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Chief Compliance Officer, with a recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. Enzon will disclose the nature and reasons for the waiver on a Form 8-K to be filed promptly with the U.S. Securities and Exchange Commission (SEC) or otherwise as required by the SEC or the NASDAQ National Market. If the Board denies the request for a waiver, the waiver will not be granted and the intended course of action may not be pursued.

It is our policy to only grant waivers from the Code in limited and compelling circumstances.

Section VIII.     Frequently Asked Questions and Answers

The following questions and answers address your obligation to comply with the Code. We have attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Do I have a duty to report violations under the Code?

Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Chief Compliance Officer. We will make every effort to keep reports confidential to the fullest extent practicable under the circumstances. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

I'm afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

The Code contains a clear non-retaliation policy which is located in
Section VII "Reporting Violations Under the Code - Non-Retaliation Policy," meaning that if you in good faith report a violation of the Code by the Company, or its agents acting on behalf of the Company, to the Chief Compliance Officer, the Company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the Company.

We will make every effort to keep confidential any report you make to the Chief Compliance Officer to the extent practicable under the circumstances. In addition, if you report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by the Enzon, or agents acting on behalf of Enzon, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the Company.

How are suspected violations investigated under the Code?

When a suspected violation is reported, the Chief Compliance Officer or a designee of the Chief Compliance Officer, as appropriate, will gather information about the allegation by interviewing the individual reporting the suspected violation, the individual who is accused of the violation and/or any co-workers or associates of the reporting and accused individuals to determine if a factual basis for the allegation exists. The reporting individual's immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. If the report is not substantiated, the reporting individual will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Chief Compliance Officer will close the matter as unsubstantiated.

If the allegation is substantiated, the Chief Compliance Officer will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Chief Compliance Officer will make a recommendation to the Board of Directors of the Company for its approval. The Board's decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Chief Compliance Officer may refer the violation to the Human Resources Department for appropriate disciplinary action. The Compliance Committee shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof, at each regular meeting of the Board of Directors or sooner if warranted by the severity of the matter.

The Company will make every effort to keep all proceedings and the identity of the reporting person will be kept as confidential as practicable under the circumstances.

Do I have to participate in any investigation under the Code?

Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the Company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

What are the consequences of violating the Code?

As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment. Those who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such individuals may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the Company, the government or any other person for losses resulting from the violation. They may be subject to other damages depending on the severity of the violation and applicable law.

What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

The Chief Compliance Officer can help answer questions you may have under the Code. Particularly difficult questions will be answered with input from other members of Enzon's Senior Leadership Team. In addition, Section VII of the Code, "Reporting Violations under the Code - Waiver Procedures," provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Chief Compliance Officer, and if necessary, obtaining a waiver from the Code.

Section IX.       Agreement to Comply

I have received and read a copy of Enzon's Code of Conduct. I understand that my participation in complying with and upholding the Code is mandatory. I understand that my violation of the Code or my failure to report suspected or actual violations of the Code may be subject to disciplinary action, up to and including termination of employment or legal action.

____________________                                 ______________________
Employee Signature                                            Date



____________________
Employee Name (Print)


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